Exhibit 10.1

SHARE EXCHANGE AGREEMENT

among

ALAS AVIATIONS CORP, a Delaware Corporation,

OELC LLC, a Delaware Limited Liability Company Corporation,

And

THE SHAREHOLDERS OF OELC LLC

_____

Dated:  December 31, 2013

i

4.19 Labor and Employment Matters	20
4.20 Environmental	20
4.21 Related Party Transactions	21
4.22 Insurance	22
4.23 Absence of Certain Changes or Events	22
4.24 Solvency	23
4.25 Brokers or Finders	23
4.26 No Illegal Payments	24
4.27 Information Supplied	24
4.28 Antitakeover Statutes	24
4.29 Compliance with Securities Laws	24
4.30 Change in Control	24
4.31 Powers of Attorney	24
4.32 Material Disclosures	24

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF COMPANY
5.1 Corporate Organization and Qualification	25
5.2 No Conflicts or Defaults	25
5.3 Capitalization	25
5.4 Financial Statements	26
5.5 No Liabilities	26
5.6 Taxes	26
5.7 Indebtedness, Contracts, No Defaults	26
5.8 Real Property	26
5.9 Compliance with Law	27
5.10 Permits and Licenses	27
5.11 Litigation	27
5.12 Insurance	27
5.13 Patents, Trademarks Intellectual and Property Rights	27
5.14 Securities Law Compliance	27
5.15 Related Party Transactions	27
5.16 No Illegal Payments	27
5.17 Antitakeover Statutes	28
5.18 Brokers or Finders	28

ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE SHARE EXCHANGE
6.1 Conduct of Business by OELC Pending the Share Exchange	28
6.2 Conduct of Business by Company Pending the Share Exchange	29

ARTICLE VII - ADDITIONAL AGREEMENTS
7.1 Company Stockholder Holdback	30
7.2 Certain Corporate and Securities Compliance	30
7.3 Regulatory Approvals	30
7.4 Public Announcements	31
7.5 Affiliates	31

7.6 Consents	31
7.7 Notification of Certain Matters	31
7.8 Conveyance Taxes	31
7.9 Post-Closing Current Report Filing on Form 8-K	31
7.10 Payment of Legal Expenses	31
7.11 Further Assurances	31

ARTICLE VIII - CONDITIONS TO THE SHARE EXCHANGE
8.1 Conditions to Precedent to Closing	31
8.2 Conditions to the Obligations of Shareholders	32
8.3 Conditions to the Obligations of the Company	32

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER
9.1 Termination	33
9.2 Amendment	34
9.3 Waiver	35

ARTICLE X - MISCELLANEOUS
10.1 Notices	35
10.2 Certain Definitions	36
10.3 Interpretation	42
10.4 Survival	42
10.5 Severability	42
10.6 Assignment; Binding Effect; Benefit	43
10.7 Fees and Expenses	43
10.8 Incorporation of Schedules	43
10.9 Specific Performance	43
10.10 Governing Law	43
10.11 Consent to Jurisdiction; Waiver of Jury Trial	43
10.12 Headings	44
10.13 Counterparts	44
10.14 Entire Agreement	44

SCHEDULES

Schedule A	OELC Disclosure Schedule
List of OELC Members and Designees	Section 1.1
Organization and Qualification; Subsidiaries	Section 4.1
Conflict; Required Filings and Consents	Section 4.5
Permits; Compliance	Section 4.6
Financial Statements	Section 4.7
Taxes	Section 4.10
Inventory	Section 4.13
Product Warranty	Section 4.14
Real Property	Section 4.16
Material Contracts	Section 4.17

Litigation	Section 4.18
Environmental	Section 4.20
Related Party Transactions	Section 4.21
Insurance	Section 4.22
Absence of Certain Changes or Events	Section 4.23
Conduct of Business by the Company Pending the Share Exchange	Section 6.1

Schedule B	Company Disclosure Schedule
Capitalization	Section 5.4
No Conflict; Required Filings and Consents	Section 5.6
Taxes	Section 5.8
Absence of Certain Changes or Events	Section 5.12
Conduct of Business by Company Pending the Share Exchange	Section 6.2

This SHARE EXCHANGE AGREEMENT (the “Agreement”) has been made and entered into as of this 31st day of December, 2013, by and among Alas Aviation Corp., a Delaware corporation having its principal business address at 2741 Lemon Grove Ave., Lemon Grove, CA 91928 (“ALAS” or the “Company”) and OELC LLC, a Delaware Limited Liability Company having its principal business address at 4885 Ward Road, Suite 300, Wheat Ridge, CO 80033 ("OELC"), the shareholders of OELC that represent 100% of the issued and outstanding shares of OELC and their designees as set forth on Schedule 1.1 attached hereto (collectively, jointly and severally "OELC Parties"). (the Company, OELC and the OELC Parties may hereinafter be referred to individually as a “Party” collectively as the “Parties”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Company and OELC intend to enter into a certain business combination transaction;

WHEREAS, the super majority of Members of OELC (i) has determined that the Share Exchange (as defined in Section 1.1 below) is in the best interests of OELC and its shareholders (ii) has approved this Agreement, the Share Exchange, and the other transactions contemplated hereby (collectively, the “Transactions”) (iii) has adopted a resolution declaring the Share Exchange advisable, and (iv) has determined to recommended approval of this Agreement by, and directed that this Agreement be submitted to a vote of, the shareholders of OELC;

WHEREAS, the board of directors of the Company (i) has determined that the Share Exchange is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Share Exchange and the Transactions, (iii) has adopted a resolution declaring the Share Exchange advisable, and (iv) has approved the issuance or delivery of certain shares of the common stock of the Company, $.01 par value per share (“Company Common Stock”), pursuant to the Share Exchange; and

WHEREAS, capitalized terms used throughout this Agreement shall have the meanings assigned to them in Section 10.2 or in the applicable Section of this Agreement to which reference is made within Section 10.3.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1           The Share Exchange.  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a)   the Company shall issue or deliver certificates representing 33,000,000 shares of the Company Common Stock to the OELC Members in the name of the OELC Member or any designee of the Member in accordance with OELC Disclosure Schedule 1.1 hereto or pursuant to separate instructions to be delivered prior to the Closing Date, and

(b)   OELC agrees to deliver to the Company each unit of Membership Interest of the LLC outstanding immediately prior to the Effective Time  representing all (100%) of the OELC Member Interests.

1.2           Effective Time; Closing.  The closing of the Share Exchange (the “Closing”) shall take place at the offices of Davisson & Associates, PA, Minneapolis, MN at 10:00 a.m. on a date to be specified by the Parties which shall be no later than two (2) Business Days following the satisfaction or waiver (as provided herein) of the conditions set forth in Article VIII ( other than those conditions that by their nature are to be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties (the date upon which the Closing occurs is referred to hereinafter as the “Closing Date.”)

1.3           Effects of the Share Exchange.  At and after the Closing Date:

(a)           OELC shall be a wholly owned subsidiary of the Company;
(b)           OELC Members and their designees shall hold 33,000,000 shares of the Company Common Stock as set forth in Schedule 1.1;
(c)           the certificate of incorporation of the Company shall be amended to effect the name change to Excellux Inc.;
(d)           the Managing Member of OELC immediately prior to the Closing Date shall remain the director and officer of the Company, to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the certificate of incorporation and bylaws of the Company and applicable Law.

1.4           Post-Share Exchange Actions.

(a)           Immediately following the Closing Date:

(i)           the officers of the Company (Frank Dreschler) prior to the Closing Date shall resign his respective positions as officer of the Company;

(ii)           the sole director of the Company (Frank Dreschler) shall resign from his seat on the board of directors of the Company; and

(b)           As soon as practicable following the Closing Date:

(i)           the board of directors of the Company, through appropriate action duly taken, shall amend the bylaws of the Company to permit a board of directors of not less than one (1) nor more than twelve (12) directors;

(ii)           the board of directors of the Company, through appropriate action duly taken, shall appoint as directors to fill some or all of such vacancies such persons as identified by OELC immediately prior to the Share Exchange;

(iii)           the board of directors of the Company, through appropriate action duly taken, shall elect new officers of Company who shall be the same officers as OELC had prior to the Share Exchange.

1.5           Further Assurances.  If, at any time after the Closing Date, the Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Company its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either constituent corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either constituent corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Company’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

 EXCHANGE OF CERTIFICATES

2.1           Conversion of Securities; Cancelation of Securities.  At the Closing Date, by virtue of the Exchange Agreement and without any action on the part of OELC or the Company (each stockholder of the Company being referred to individually hereinafter as a “OELC Stockholder”):

(a)           Subject to the other provisions of this Section 2.1 and to Section 2.2:

(i)           The Membership Interests of OELC (“OELC Membership Interests” or “Exchangeable Membership Interest”) issued and outstanding immediately prior to the Closing Date (each, an “Exchangeable Membership Interest”) shall be automatically exchangeable without payment of any additional consideration into Thirty Three Million (33,000,000) shares of fully paid and non-assessable Company Common Stock as set forth on Disclosure Schedule 1.1; provided, however, that, in the event that any Membership Interest of OELC  outstanding immediately prior to the Effective Time are unvested or otherwise subject to a repurchase option, risk of forfeiture,  or other agreement with the Company, then the shares of Company Common Stock to be issued in exchange for such Membership Interests of OELC  shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition without regard, however, to any provisions regarding the acceleration of vesting in the event of certain transactions that may otherwise be applicable.  At the Closing Date, (a) any Membership Interests of OELC  shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such Membership Interests in accordance with the provisions of Section 2.2 of this Agreement, and (b) the certificates representing any shares of Company Common Stock which have been exchanged for Membership Interests of OELC  which, immediately prior to the Closing Date, had been unvested or otherwise subject to a repurchase option, risk of forfeiture, or other condition under any applicable restricted stock purchase or other agreement with OELC, shall contain an appropriate legend evidencing such continuing restriction.

 (ii)           any options to purchase shares of Company Common Stock or other securities of the Company outstanding immediately prior to the Closing Date (each, a “Company Stock Option”), whether or not vested, and any warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time (each, an “Company Warrant”), whether or not then exercisable, shall, by virtue of the Share Exchange, be cancelled.
(b)           It is expressly understood and acknowledged that no fractional shares of Company Common Stock shall be issued in connection with the Share Exchange and that no holder of Exchangeable Common Shares shall be entitled to receive a cash payment in lieu of any fractional share of Company Common Stock.

2.2           Exchange of Securities and Certificates.

(a)           Following the execution hereof, and as of or before the Closing Date, the Company shall enter into an escrow agreement with Davisson & Associates, PA (the “Escrow Agent”).  Upon receipt of notice from OELC to the Company of OELC’s receipt of OELC Members Approval, the Company shall deposit, or shall cause to be deposited, with the Escrow Agent, for the benefit of the OELC Parties in accordance with this Article II, through the Escrow Agent, certificates representing (i) the whole shares of Company Common Stock issuable pursuant to Sections 2.1(a)(i)and (ii) as set forth on Schedule 1.1, and (ii) those securities cancelable in accordance with Section 2.1(a)(ii) and (iii). The Escrow Agent shall, pursuant to irrevocable instructions from the Company, deliver the various certificates for securities to be issued pursuant to Section 2.1 and Schedule 1.1 (the “Exchange Fund”).

(b)           As promptly as reasonably practicable after the Closing Date, the Company (following the change in control contemplated by the Share Exchange) will instruct the Escrow Agent to mail to each party listed on Schedule 1.1: (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of OELC Membership Interests in exchange for Company Common Stock, which instructions shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Company Common Stock shall pass, only upon proper delivery of the certificates representing the OELC Membership Interest to the Escrow Agent for use in exchanging the Exchangeable Membership Interests for the Company Common Stock. As to OELC Members, upon surrender of a Membership Interest for cancellation to the Escrow Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Exchangeable Membership Interest shall be entitled to receive certificates evidencing the Company Common Stock due to such holder in accordance with Section 2.1(a), together with any dividends or distribution to which such holder may otherwise be entitled, and the Membership Interest(s) so surrendered shall immediately transferred to the Company. Subject to Section 2.2(e), under no circumstances will any holder of a certificate representing Exchangeable Membership Interest be entitled to receive any of the Company Common Stock or certificates evidencing the same until such holder shall have surrendered any and all certificates reflecting the corresponding Exchangeable Membership Interest from which such entitlement derives.

(c)           In the event of a transfer of ownership of Exchangeable Membership Interest which has not been registered in the transfer records of OELC, the Exchangeable Membership Interest may be delivered by the Escrow Agent in accordance with this Article II to the Person other than the Person in whose name the surrendered certificate is surrendered if (i) the certificate(s) evidencing such Exchangeable Membership Interest is/are presented to the Escrow Agent, properly endorsed and accompanied by all documents required to evidence and effect such transfer, including without limitation an opinion of counsel for OELC that such transfer was effected in compliance with all federal and state securities Laws, and (ii) evidence is presented in form satisfactory to Escrow Agent that any applicable Taxes have been duly paid, or, if not paid, the Person requesting such issuance pays to the Escrow Agent any and all Taxes required as a result of the issuance to a Person other than the registered holder of the certificate.

                     (d)  Notwithstanding anything to the contrary contained herein, holder of Exchangeable   Membership Interest shall be entitled to receive shares of Company Common   Stock  under this Section 2.2 shall receive them on the condition and subject to the requirements that if sold pursuant to Rule 144, such Person shall have first obtained an opinion of counsel for the Company that substantially provides that the sale of such shares will be exempt from the registration requirements of the Securities Act based on the provisions of Section 4(1) thereof and Rule 144 promulgated thereunder.

2.3           Withholding.  Each of the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of Exchangeable Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Company or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchangable Membership Interest in respect of which such deduction and withholding was made by the Company or the Escrow Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OELC MEMBERS

Each of the OELC Members represents and warrants to the Company that the statements contained in this Article III are true and correct.

3.1   Title to Membership Interest  The OELC Member is the legal and beneficial owner of the Exchangeable Membership Interest to be transferred to the Company by such Member as set forth opposite such Member’s name in Disclosure Schedule 3.1 hereto (the “OELC Membership Interests”), and upon consummation of the Share Exchange contemplated herein, the Company will acquire from  the OELC Member good and marketable title to the OELC Membership Interest, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as may be imposed by applicable law.  The information set forth on Disclosure Schedule 3.1 with respect to the OELC Member is accurate and complete.

3.2   Due Authorization.  The OELC Member has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and binding obligation of the OELC Member, enforceable against the OELC Member in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.3   Purchase for Investment.

(a)   The OELC Member is acquiring the Company Common Stock for investment for such OELC Member’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the OELC Member has no present intention of selling, granting any participation in, or otherwise distributing the same.  The OELC member further represents that he/she/it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the shares of the Company Common Stock.

(b)   The OELC Member understands that the shares he/she/it is to receive of the Company Common Stock are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the OELC Member’s representations set forth herein.

3.4   Investment Experience.  The OELC Member acknowledges that he/she/it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of the investment in the shares of the Company Common Stock.

3.5   Information.  The OELC Member has carefully reviewed such information as he/she/it deemed necessary to evaluate an investment in the Company Common Stock.  To the full satisfaction of the Member, he/she/it has been furnished all materials that he/she/it has requested relating to the Company and the issuance of the Company shares hereunder, and the OELC Member has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to him, her or it.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which each OELC Member has relied in making an exchange of the OELC Membership Interests for the Company shares.

3.6   Restricted Securities.  The OELC Member understands that the Company shares he is to receive pursuant to the Share Exchange may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company shares or any available exemption from registration under the Securities Act, the Company shares must be held indefinitely.  The shareholder is aware that the Company shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OELC

Except as set forth in the Disclosure Schedule delivered by OELC prior to the execution and delivery of this Agreement (the “OELC Disclosure Schedule”), which shall identify exceptions by specific section references, the Company hereby represents and warrants to the Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1           Organization and Qualification.  OELC is a Limited Liability Company validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate their properties and to carry on their business as it is now being conducted. OELC is duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on OELC or its operations.

4.2           Certificate of Incorporation and Bylaws.  OELC has previously furnished or made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of OELC and each of its Subsidiaries.  Neither OELC nor any such Subsidiary is in violation of any provision of its certificate of incorporation or bylaws.

4.3           Books and Records.

(a)         The books of account, minute books, stock record books, and other records of OELC and its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of OELC and its Subsidiaries contain accurate and complete records of all meetings held of, consents of, and corporate action taken by, the stockholders, the Managing Member and such Subsidiaries, and no meeting of such Members, boards of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

(b)         None of the records, systems, data or information of either OELC or any of its Subsidiaries is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of either OELC or its Subsidiaries, as the case may be.

4.4           Authority Relative To This Agreement.

(a)           OELC has all necessary corporate power and authority to execute and deliver this Agreement and the other Operative Agreements and, with respect to the Share Exchange, upon the approval of this Agreement and the Share Exchange by OELC’s Members in accordance with this Agreement and applicable Law, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the other Operative Agreements by OELC and the consummation by OELC of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of OELC are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Share Exchange, the approval of this Agreement and the Share Exchange by OELC’s Members in accordance with applicable Law. This Agreement has been duly and validly executed and delivered by OELC, and constitutes a legal, valid and binding obligation of OELC, enforceable against OELC in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           At a meeting duly called and held in compliance with the DGCL and the Operating Agreement of OELC, or otherwise through written consent if permitted pursuant thereto, the Members of OELC has duly taken action (i) approving the Share Exchange, based on a determination that the Share Exchange is fair to the Members of OELC and is in the best interests of such OELC Members, and (ii) approving this Agreement and the Transactions and recommending approval of this Agreement and the Transactions by the Member shareholders of OELC.  As of the date hereof, such action has not been rescinded and is in full force and effect.

(c)           In accordance with OELC’s certificate of incorporation, Operating Agreement, and DGCL, the affirmative vote of the combined holders of at least two thirds of the then-outstanding Membership Interests of OELC is the only vote  of OELC necessary to approve the Share Exchange, and such vote, in accordance with OELC’s certificate of incorporation, bylaws, and the DGCL, may be duly obtained by written consent in lieu of a meeting.

4.5           No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the other Operative Agreements by OELC do not, and the performance of this Agreement and the other Operative Agreements by OELC will not (in each case, with or without the giving of notice or lapse of time, or both), subject to (x) with respect to the Share Exchange, obtaining the requisite approval of this Agreement and the Share Exchange by OELC’s Members in accordance with this Agreement and applicable Law, and (y) obtaining the consents (the “Required OELC Consents”), approvals, Authorizations and permits and making the necessary filings described in Section 4.6(b) and Section 4.6(b) of the OELC Disclosure Schedule, (i) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of OELC or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to OELC or any of its Subsidiaries or by which any property or asset of OELC or any of its Subsidiaries is bound or affected, or (iii) except as may be specified in Section 4.6(a)(iii) of the OELC Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination,  unilateral amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company its Subsidiaries is bound or affected, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(b)           The execution and delivery of this Agreement and the other Operative Agreements by OELC do not, and the performance of this Agreement and the other Operative Agreements by OELC will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

4.6           Permits; Compliance.  Except as may be specified in Section 4.7 of the OELC Disclosure Schedule, each of OELC and its Subsidiaries is in possession of all franchises, grants, Authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for OELC or any such Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on OELC (the “OELC Permits”) and, as of the date hereof, no suspension or cancellation of any of the OELC Permits is pending or, to the Knowledge of OELC, threatened, except such suspension or termination as would not reasonably be expected to have a Material Adverse Effect on OELC.  Except as disclosed in Section 4.7 of the OELC Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on OELC, neither OELC nor any of its Subsidiaries is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to OELC or any of its Subsidiaries or by which any property or asset of OELCor any of its Subsidiaries is bound or affected, or (b) any of the OELC Permits.

4.7           Financial Statements.

(a)           Section 4.8(a) of the OELC Disclosure Schedule contains true and complete copies of the following consolidated financial statements: (i) unaudited consolidated income statement for the fiscal year ended December 31, 2012 (the “Most Recent OELC Income Statement”), (ii) unaudited consolidated balance sheet at December 31, 2012 (the “Most Recent OELC Balance Sheet”).

(b)           Except (i) to the extent set forth on the Most Recent OELC Balance Sheet, including the notes thereto, or (ii) as may be specified in Section 4.8(b) of the OELC Disclosure Schedule, neither the OELC nor any Subsidiary has any Liability which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, applied on a consistent basis, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on OELC.

4.8           Notes and Accounts Receivable.  All notes and accounts receivables of OELC and its Subsidiaries appearing on the Most Recent OELC Balance Sheet and all of the receivables which have arisen or been acquired by OELC or its Subsidiaries since the date thereof (collectively, the “OELC Receivables”), are bona fide trade receivable and have arisen or were acquired in the Ordinary Course of Business of OELC or its Subsidiaries and in a manner consistent with their normal past credit practices.  Since the date of the Most Recent OELC Balance Sheet, neither OELC nor any of its Subsidiaries has cancelled or agreed to cancel, in whole or in part, any OELC Receivables except in the Ordinary Course of Business consistent with demonstrated past practices.  All of the OELC Receivables are reflected properly on the books and records of OELC or its Subsidiaries, and, except as set forth on Section 4.9 of the OELC Disclosure Schedule, are current and collectible and not subject to set-off or counterclaim, and will be collected in accordance with their terms at their recorded amounts, subject only to reserve for bad debts or doubtful accounts set forth on the Most Recent OELC Balance Sheet (as opposed to the notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OELC and its Subsidiaries.   For purposes of the foregoing, OELC Receivables shall be deemed to be “collected in accordance with their terms at their recorded amounts” if they are collected in full within one hundred and twenty (120) days of the date such receivables are billed.

4.9           Undisclosed Liabilities.  None of OELC and its Subsidiaries has any material Liability, except for (i) Liabilities set forth on the face of the Most Recent OELC Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen since the date of the Most Recent OELC Balance Sheet in the Ordinary Course of Business.

4.10           Taxes.

(a)           Except as may be specified in Section 4.11(a) of the OELC Disclosure Schedule, (i) each of OELC and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to OELC or such Subsidiary, (ii) each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon, (iii) all Taxes owed by OELC and each Subsidiary of OELC (whether or not shown on any Tax Return) have been timely paid, and (iv) each of OELC and its Subsidiaries has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, being current Taxes not yet due and payable.

(b)           Except as may be specified in Section 4.11(b) of the OELC Disclosure Schedule, each of OELC and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)           Except as may be specified in Section 4.11(c) of the OELC Disclosure Schedule, neither OELC nor any of its Subsidiaries (i) is the beneficiary of any extension of time within which to file any Tax Return, nor has OELC or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions, or (ii) has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(d)           Section 4.11(d) of the OELC Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.  Except as set forth in Section 4.11(d) of the OELC Disclosure Schedule (i) there is no Action now pending or threatened against or with respect to the OELC or any of its Subsidiaries in respect of any Tax or any assessment or deficiency, and (ii) there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of OELC. Tax returns are prepared by CPA but are not audited per say

(e)           Section 4.11(e) of the OELC Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which OELC or any of its Subsidiaries currently files Tax Returns.  No claim has been made by any Taxing Authority in a jurisdiction where OELC or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(f)           None of the assets or properties of OELC or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  Neither OELC nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither OELC nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. OELC is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)           Neither OELC nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither OELC nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.

(h)           No Subsidiary of OELC that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code.  No Subsidiary of OELC is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither OELC nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.  No Subsidiary of OELC that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(i)           Neither OELC nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any Liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by Contract or otherwise.  Neither OELC nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(j)           Neither OELC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time, or (iii) prepaid amount received on or prior to the Effective Time.

(k)           OELC has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)           Section 4.11(l) of the OELC Disclosure Schedule lists each person who OELC reasonably believes is, with respect to OELC or any Affiliate of OELC, a “disqualified individual” within the meaning of Section 280G of the Code and the Regulations thereunder.

(m)           Except as may be specified in Section 4.11(l) of the OELC Disclosure Schedule, the unpaid Taxes of OELC (i) did not, as of the date of the Most Recent OELC Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent OELC Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OELC in filing its Tax Returns.  Since the date of the Most Recent OELC Balance Sheet, OELC has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

4.11           Title to Personal Property.

(a)           With respect to personal properties and assets that are purported to be owned by OELC and its Subsidiaries, including all properties and assets reflected as owned on the Most Recent OELC Balance Sheet (other than inventory sold and items of obsolete equipment disposed of in the Ordinary Course of Business since the date thereof), OELC or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

(b)             With respect to personal properties and assets that are leased, OELC or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither OELC nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease.

4.12    Condition of Tangible Fixed Assets.  All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by OELC or any of its Subsidiaries are structurally sound, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and Ordinary Course of Business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

4.13           Inventory.  Except as may be specified in Section 4.14 of the OELC Disclosure Schedule, the inventory of OELC and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is out of date, contaminated, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent OELC Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of OELC and its Subsidiaries.

4.14           Product Warranty.  Except as may be specified in Section 4.15 of the OELC Disclosure Schedule, substantially all of the products produced, distributed, sold, leased, and delivered by OELC and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of OELC and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent OELC Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of OELC and its Subsidiaries.  Substantially all of the products produced, distributed, sold, leased, and delivered by OELC and its Subsidiaries are subject to standard terms and conditions of sale.  Section 4.15 of the OELC Disclosure Schedule includes copies of the standard terms and conditions of sale for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

4.15           Product Liability.  None of OELC and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, distributed, sold, leased, or delivered by any of OELC and its Subsidiaries.

4.16	Real Property.

                         (a)    Each lease with respect to OELC-Leased Real Property (each, a “OELC Lease”) is in full force and effect.  Neither OELC nor any of its Subsidiaries is in default under any such OELC Lease and, to OELC’s knowledge, no other party thereto is in default under any such OELC Lease.

(b)           Except as may be specified in Section 4.18(h) of the OELC Disclosure Schedule, (i) none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by OELC or any of its Subsidiaries, or which are currently under development, has  infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party, (ii) neither OELC nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party, (iii) neither OELC nor any of its Subsidiaries has received any communication alleging that OELC or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to OELC’s Knowledge, is there any basis therefor, (iv) no Action has been instituted, or, to OELC’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by OELC or any of its Subsidiaries and none of OELC Intellectual Property is subject to any outstanding Order, and (v) to OELC’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of OELC or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any OELC Intellectual Property.

(c)           With respect to OELC’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. OELC and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by OELC and its Subsidiaries that is not covered by an issued Patent.  Without limiting the generality of the foregoing, the Proprietary Information of OELC and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than OELC and its Subsidiaries.

(d)           Except as specified in Section 4.18(j) of the OELC Disclosure Schedule, (i) all current and former employees, consultants and contractors of OELC and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for OELC and its Subsidiaries, and (ii) no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of OELC Intellectual Property.

(e)           No employee, consultant or contractor of OELC or any of its Subsidiaries has been, is or will be, by performing services for OELC or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by OELC or any of its Subsidiaries or any services rendered by such employee, consultant or independent contractor.

(f)           The execution and delivery of this Agreement and the other Operative Agreements by OELC does not, and the consummation of the Share Exchange (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of OELC’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any OELC Out-Bound License or OELC In-Bound License, nor require the consent of any Governmental Authority or other third party in respect of any such Intellectual Property.

4.17           Material Contracts

(a)           Section 4.19 of the OELC Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which OELC or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)           for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by OELC or any of its Subsidiaries of $5,000 or more, or (B) aggregate payments by OELC or any of its Subsidiaries of $5,000 or more;

(ii)           (A) for the sale by OELC or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by OELC or any of its Subsidiaries of $5,000 or more, or (2) aggregate payments to OELC or any of its Subsidiaries of $5,000 or more, or (B) pursuant to which OELC or any of its Subsidiaries received payments of more than $5,000 in the year ended December 31, 2012, or expects to receive payments of more than $5,000 in the year ending December 31, 2013;

(iii)           that continues over a period of more than six (6) months from the date hereof and provides for payments to or by OELC or any of its Subsidiaries exceeding $5,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(iv)           that is an employment, consulting, termination or severance Contract that involves or would reasonably be expected to involve the payment of $5,000 or more by OELC or any of its Subsidiaries following the date hereof, except for any such Contract that is terminable at-will by OELC or any of its Subsidiaries without liability to OELC or any such Subsidiary;

(v)           that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the Ordinary Course of Business with distributors, representatives and sales agents that are cancelable without penalty on not more than one hundred eighty (180) days’ notice and does not deviate in any material respect from OELC’s standard form;

(vi)           that is a (A) OELC Lease, or (B) Contract for the lease of personal property, in each case which provides for payments to or by OELC or any of its Subsidiaries in any one case of $12,000 or more annually or $25,000 or more over the term of such OELC Lease or lease;

(vii)           which provides for the indemnification by OELC or any of its Subsidiaries of any Person, the undertaking by OELC or any of its Subsidiaries to be responsible for consequential damages, or the assumption by OELC or any of its Subsidiaries of any Tax, environmental or other Liability;

(viii)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(ix)           for any capital expenditure or leasehold improvement in any one case in excess of $12,000 or any such Contracts in the aggregate greater than $20,000;

(x)           that restricts or purports to restrict the right of OELC or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xi)           that is a partnership, joint venture, joint development or similar Contract;

(xii)           that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii)           that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(ix)           that is a Contract or series of Contracts, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on OELC and not previously disclosed pursuant to this Section 4.19.

(b)           Each Contract required to be listed in Schedule 4.19 of the OELC Disclosure Schedule (collectively, the “OELC Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, except to the extent a failure to be in full force and effect and valid or enforceable in accordance with its terms would not have a Material Adverse Effect on OELC.

(c)           Neither OELC nor any of its Subsidiaries is, and to OELC’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any OELC Material Contract, and neither OELC nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.  No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any OELC Material Contract.

(d)           OELC has provided accurate and complete copies of each OELC Material Contract to the Company.

(e)           All Contracts other than OELC Material Contracts to which OELC or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “OELC Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms.  Neither OELC nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by OELC or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on OELC taken as a whole.

4.18           Litigation.  Except as may be specified in Section 4.20 of OELC Disclosure Schedule, (i) there is no Proceeding pending or, to the Knowledge of OELC, threatened against OELC or any if its Subsidiaries, which (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on OELC, or (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Share Exchange, (ii) there is no Proceeding against any current or, to OELC’s Knowledge, former director or employee of OELC or any of its Subsidiaries with respect to which OELC or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation, and (iii) neither OELC or any of its Subsidiaries, nor any property or asset of OELC or any of its Subsidiaries is in violation of any Order having, individually or in the aggregate, a Material Adverse Effect on OELC.

4.19           Labor and Employment Matters.

 (a)           Each of OELC and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each of OELC and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(b)           Each of OELC and its Subsidiaries has paid or properly accrued in the Ordinary Course of Business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(c)           Neither OELC nor any of its Subsidiaries is a party to any Contract which restricts OELC or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.  Neither OELC nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of OELC or any of its Subsidiaries, except in accordance with the WARN Act.  The consummation of the Share Exchange will not create Liability for any act by OELC or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

4.20             Environmental.

(a)           Each of OELC and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property.  Each Environmental Permit, together with the name of the Governmental Authority issuing such Environmental Permit, is set forth in Section 4.23(a) of OELC Disclosure Schedule.  All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Share Exchange.  Each of OELC and its Subsidiaries has been, and are currently, in compliance in all material respects with all Environmental Laws. Neither OELC nor any of its Subsidiaries has received any notice alleging that OELC or any of its Subsidiaries is not in such compliance with Environmental Laws.

(b)           There are no past, pending or, to OELC’s Knowledge, threatened Environmental Actions against or affecting OELC or any of its Subsidiaries, and OELC is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against OELC or any of its Subsidiaries.

(c)           Neither OELC nor any of its Subsidiaries has entered into or agreed to any Order, and neither OELC nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d)           No Lien has been attached to, or asserted against, the assets, property or rights of OELC or any of its Subsidiaries pursuant to any Environmental Law, and, to OELC’s Knowledge, no such Lien has been threatened.  There are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

(e)           There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by OELC or any of its Subsidiaries.  No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against OELC or any of its Subsidiaries.

(f)           Neither OELC nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has OELC or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law.  Neither OELC nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Authority.

(g)           There are no aboveground tanks or underground storage tanks on, under or about the Real Property.  Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by OELC or any of its Subsidiaries have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(h)           There are no PCBs leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs.  There is no asbestos containing material or lead-based paint containing materials in at, on, under or within the Real Property.

(i)           Neither OELC nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(j)           None of the Real Property is an Environmental Clean-up Site.

(k)           OELC has provided to the Company true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of OELC or any of its Subsidiaries.

4.21           Related Party Transactions.  There are no Contracts of any kind, written or oral, entered into by OELC or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of OELC or, to the Knowledge of OELC, any Affiliate of any of them, except in each case, for (a) employment agreements, indemnification agreements fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the Ordinary Course of Business) and copies of which have been provided to the Company and are listed in Section 4.24 of OELC Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, (c) amounts paid pursuant to OELC Benefit Plans of which copies have been provided to the Company, (d) the occupancy of certain of OELC’s facilities which do not provide for the payment of significant amounts of rent, and (e) those loans made to OELC listed in, and the details of which are specifically set forth in, Section 4.24 of the OELC Disclosure Schedule.  To the Knowledge of OELC, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which OELC or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with OELC or any of its Subsidiaries (other than ownership of securities in a publicly-traded company representing less than one percent of the outstanding stock of such company).  No officer or director of OELC or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of OELC or, to the Knowledge of OELC, any Affiliate of any of them or any employee of OELC or any of its Subsidiaries is directly or indirectly interested in any OELC Material Contract.

4.22           Insurance.  Section 4.25 of OELC Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of OELC and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

(i)           the name, address, and telephone number of the agent;

(ii)           the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)           the policy number and the period of coverage;

(iv)           the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)           a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither OELC, any of its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.  Section 4.25 of the OELC Disclosure Schedule describes any material self-insurance arrangements affecting OELC and/or any of its Subsidiaries.

4.23           Absence of Certain Changes or Events.  Since December 31, 2012, except as may be contemplated by, or disclosed pursuant to, this Agreement, including Section 4.26 of the OELC Disclosure Schedule:

(a)           there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, which have had a Material Adverse Effect on OELC or any of its Subsidiaries, including without limitation the imposition of any security interests on any of the assets of OELC or any of its Subsidiaries;

(b)           there have not been any amendments or other modifications to the certificate of incorporation or bylaws of either OELC or any of its Subsidiaries;

(c)           there has not been any entry by OELC nor any of its Subsidiaries into any commitment or transaction material to OELC or such Subsidiaries, except in the Ordinary Course of Business and consistent with past practice, including without limitation any (i) borrowings or the issuance of any guaranties, (ii) any capital expenditures in excess of $20,000, or (iii) any grant of any increase in the base compensation payable, or any loans, to any directors, officers or employees;

(d)           there has not been, other than pursuant to the Plans, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the Ordinary Course of Business consistent with past practice.

(e)           there have not been any material changes by OELC in its accounting methods, principles or practices;

(f)           neither OELC nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(g)           neither OELC nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(h)           there has not been any material damage, destruction or loss with respect to the property and assets of OELC or any of its Subsidiaries, whether or not covered by insurance;

(i)           there has not been any revaluation of OELC’s or any of its Subsidiaries’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business consistent with past practice; and

(j)           neither OELC nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.24           Solvency. No Order has been made, petition presented, or resolution passed for the winding up (or other process whereby the business is terminated and the assets of the subject company are distributed among its creditors and/or shareholders) of either OELC or any of its Subsidiaries.  There are no cases or Proceedings of any kind pending under any applicable insolvency, reorganization or similar Law in any jurisdiction concerning OELC or any of its Subsidiaries, and no circumstances exist which, under applicable Law, would justify any such cases or Proceedings.  No receiver or trustee has been  appointed with respect to all or any portion of OELC or any of its Subsidiaries business or assets.

4.25           Brokers or Finders.  OELC shall indemnify and hold harmless the Company and the officers and directors of the Company from any obligations or liabilities to any person or entity engaged by or to whom OELC or any of its Subsidiaries is liable for brokerage, investment banking and/or finder’s fees or commissions for services rendered in connection with the Transactions.

         4.26           No Illegal Payments.  None of OELC, any of its Subsidiaries or, to the Knowledge of OELC, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to OELC or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which OELC, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”

4.27           Information Supplied.  None of the information furnished or to be furnished by or on behalf of OELC for inclusion or incorporation by reference in the Form 8-K to be filed with the SEC by the Company in connection with the issuance of the Share Exchange Securities pursuant to the Share Exchange, will, as of the time furnished, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.28           Antitakeover Statutes.  OELC has taken all action necessary to exempt the Share Exchange, this Agreement, the Voting Agreement, and the Transactions from Section 203 of the DGCL.  Neither such Section nor any other anti-takeover or similar Law applies or purports to apply to the Transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply to this Agreement or any of the Transactions.

4.29           Compliance with Securities Laws.  Except to the extent as would not have a Material Adverse Effect, individually or in the aggregate, on OELC or any of its Subsidiaries, the offering and issuance by OELC and any of its Subsidiaries of all securities to date were made and completed in substantial compliance with all applicable state, federal and, if applicable, foreign securities Laws.

4.30           Change in Control.  Except as may be set forth in Section 4.33 of the OELC Disclosure Schedule, OELC is not a party to any Contract that contains a “change in control,” “potential change in control” or similar provision.

4.31           Powers of Attorney.  To the Knowledge of OELC, there are no material outstanding powers of attorney executed on behalf of OELC or any of its Subsidiaries.

4.32           Material Disclosures.  No statement, representation or warranty made by OELC in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to the Company hereunder, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, Company hereby represents and warrants to the OELC that:

5.1   Due Organization and Qualification; Due Authorization.

(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

                       (b)   The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

5.2   No Conflicts or Defaults.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (the “ Liens ”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

5.3   Capitalization.  The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 100,000,000 shares of which 99,000,000 have been designated as Company Common Stock, $0.01 par value (the “Common Stock”) and 1,000,000 shares have been designated as preferred stock, $0.01 par value per share (the “Preferred Stock”).  As of the date of this Agreement, there are 45,000,000 shares of Company Common Stock issued and outstanding (which includes the shares of common stock issuable under this Agreement), no shares of Preferred Stock outstanding. All of the outstanding shares of Common Stock are, and the Company Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to the Company Shares will not be, issued in violation of any preemptive right of stockholders.  Other than this Agreement and as set forth on Company Disclosure Schedule 5.3 to this Agreement, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

5.4   Financial Statements.  The Company has provided the OELC Parties copies of the (i) balance sheet of the Company as of June 30, 2012, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended June 30, 2012 and the period from inception to June 30, 2012, including the notes thereto, as audited by Malone Bailey, LLP, independent registered public accounting firm and (ii) balance sheet of the Company as of December 31, 2012 and the related statements of operations, and cash flows for the six (6)-month period then ended (the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout all periods presented.  The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated.  The books of account and other financial records of the Company have been maintained in accordance with good business practices.

5.5   No Liabilities.  As of the Closing, the Company shall have no liabilities.  Except for the foregoing or as set forth on the Financial Statements, the Company does not have any liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

5.6   Taxes.  The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, the “ Taxes ”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

5.7   Indebtedness; Contracts; No Defaults.  Other than as set forth in Company Disclosure Schedule 5.7 or as described in the Financial Statements, the Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

5.8    Real Property.  The Company does not own or lease any real property.

5.9   Compliance with Law.  The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health.  There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

5.10   Permits and Licenses.  The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

5.11   Litigation.  There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve (12) month period preceding the date hereof.  There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company.  The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

5.12   Insurance.  The Company does not currently maintain any form of insurance.

5.13   Patents, Trademarks and Intellectual Property Rights.  The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

5.14   Securities Law Compliance.  The Company has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) and the Securities Act of 1933, as amended (the “ Securities Act ”), and has complied with all applicable blue sky laws.

5.15           Related Party Transactions.  There are no outstanding Contracts of any kind, written or oral, entered into by Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of  the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a)  reimbursements of ordinary and necessary expenses incurred in connection with their services, (b) the occupancy of certain of Company’s facilities which do not provide for the payment of significant amounts of rent, and (c) as may have otherwise been disclosed in the Company SEC Reports.

5.16           No Illegal Payments.  None of the Company, any of its Subsidiaries or, to the Knowledge of  the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”

5.17           Antitakeover Statutes.  The Company has taken all action believed to be necessary to exempt the Exchange Agreement, and the Transactions from Section 203 of the DGCL.  Neither such Section nor any other anti-takeover or similar Law applies or purports to apply to the Transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply to this Agreement or any of the Transactions.

5.18           Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE SHARE EXCHANGE

6.1           Conduct of Business by OELC Pending the Share Exchange.  OELC covenants and agrees that, between the date of this Agreement and the Closing Date, except as set forth in Section 6.1 of the OELC Disclosure Schedule or as contemplated by any other provision of this Agreement, and unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the business of OELC and any of its Subsidiaries shall be conducted only in, and OELC and any such Subsidiaries shall not take any action except in, the Ordinary Course of Business, (2) OELC shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of OELC and any of its Subsidiaries and to preserve the current relationships of OELC and such Subsidiaries with customers, suppliers and other persons with which OELC and any of its Subsidiaries has significant business relations, (3) comply with all applicable Laws, (4) prepare and timely file all foreign, Federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (5) use reasonable efforts to obtain, prior to the Closing Date, all Required OELC Consents, (6) take all actions to be in substantial compliance with all OELC Permits, (7) make full and timely payment of all amounts required to be contributed under the terms of each Plan and applicable Law or required to be paid as expenses under any such Plan, and (8) OELC will not, and will not permit any Subsidiary to:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any Member Interests of OELC.

 (c)            (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of OELC or any Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;
(d)           settle or compromise any pending or threatened litigation which is material or which relates to the Transactions;

(e)           grant or convey to any Person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the OELC Intellectual Property;

(f)           make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(j)           make any change in any of OELC’s or any of its Subsidiaries accounting methods or in the manner of keeping each of their respective books and records or any change in any of their respective current practices with respect to inventory, sales, receivables, payables or accrued expenses;

(g)           file or cause to be filed any registration statements under the Securities Act or Exchange Act relating to any of its capital stock or other securities;

(h)           take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Share Exchange not being satisfied, except as may be required by applicable Law;

(i)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

(j)           agree to do any of the foregoing.

6.2           Conduct of Business by the Company Pending the Share Exchange.  The Company covenants and agrees that, between the date of this Agreement and the Closing Date, except as may be set forth in Section 6.2 of the Company Disclosure Schedule, as contemplated by any other provision of this Agreement, or as may not have a Material Adverse Effect on the Company, and unless OELC shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (i) the businesses of the Company shall be conducted only in the Ordinary Course of Business consistent with past practice, (ii) Company shall timely file all Company SEC Reports as may be required under the Exchange Act (including any extensions afforded by way of compliance with Rule 12b-25 thereunder if applicable), (iii) Company shall comply with all applicable Laws, (iv) Company shall prepare and timely file all foreign, Federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (v) Company shall not amend any of the terms or provisions of the Company Common Stock except as necessary to effect the Transactions contemplated hereunder, (vi) Company shall not take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Share Exchange not being satisfied, except as may be required by applicable Law, and (vii) Company shall not take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Certain Corporate and Securities Compliance.

(a)           OELC hereby agrees that, as soon as practicable after the execution of this Agreement, it shall take whatever action may be reasonably necessary to  have its financial statements audited by an independent auditing firm duly registered with the PCAOB, and immediately make available such audited financial statements to the Company.

(b)           As soon as practicable after the execution of this Agreement, the Company, with the fullest of cooperation and assistance of OELC applying its best efforts, shall prepare an initial draft of the Form 8-K, and 14C Information Statement.

7.2           Regulatory Approvals.

(a)           Each of the Company and OELC shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority required to be obtained or made by it for the consummation of the Transactions.  Each Party shall cooperate with and promptly furnish information to the other Parties necessary in connection with any requirements imposed upon such other Parties in connection with the consummation of the Share Exchange.

(b)           Each of the Company and OELC shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority with respect to the Share Exchange and the Transactions.  Notwithstanding the foregoing, neither the Company nor OELC shall be required to nor any of their respective Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or any other Person respecting the Transactions.

7.3           Public Announcements.  If there is an initial press release relating to this Agreement, it shall be a joint press release the text of which shall have been agreed to in writing in advance by each of OELC and the Company. Thereafter, each of OELC and the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement or any of the Transactions without the prior written consent of the other Party; provided, however, that a Party may, without such consent (but after prior consultation to the extent practicable under the circumstances), issue such press releases and make such public statements and/or disclosures that it reasonably determines are required under applicable Law, including without limitation the Exchange Act, or the rules of the OTCBB.  Notwithstanding the foregoing, a Party may make public statements in response to questions from the press, analysts and investors and make internal announcements to employees, so long as such statements and announcements are accurate and not misleading, consistent with previous press releases or public statements made jointly by the Company and OELC.

7.4           Affiliates.  Not less than five (5) days prior to the date upon which this Agreement is submitted for adoption by OELC Stockholders, OELC shall deliver to the Company a letter identifying all Persons who, in the judgment of OELC, may be deemed at the time this Agreement is submitted for adoption by OELC Stockholders, “affiliates” of OELC for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary from time to time to reflect changes from the date thereof.

7.5           Consents.  OELC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Required OELC Consents.

7.6           Notification of Certain Matters.   Each of the Company OELC shall give prompt notice to the other Party of any fact, event or circumstance known to it (a) that individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or OELC or a Material Adverse Effect on OELC and its Subsidiaries or the Company and its Subsidiaries, in each case taken as a whole, (b) that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) that would cause the failure of any condition precedent to its obligations, (d) regarding any consent of a third party that is or may be required in connection with the Share Exchange, (e) relating to any notice or other communication from any Governmental Authority in connection with the Share Exchange, or (f) in respect of any Proceedings commenced relating to it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.20 or Section 5.9, as applicable; provided, however, that (i) the delivery of any notice pursuant to this Section 7.8 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by OELC or the Company pursuant to this Section 7.8 shall not be deemed to amend or supplement either the OELC Disclosure Schedule or the Company Disclosure Schedule, or constitute an exception to any representation or warranty under this Agreement.

7.7           Conveyance Taxes.  Each of the Company and OELC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Closing Date.

7.8           Post-Closing Current Report Filing on Form 8-K.  Within four (4) Business Days of the Closing Date, Company (following the change of control contemplated by the Share Exchange) shall file with the SEC a current report on Form 8-K regarding consummation of the Share Exchange pursuant to Items 5.01, 5.02, and/or 5.06 of such form (or such other Items as may otherwise be appropriate).

7.9           Further Assurances.  Upon the terms and subject to the conditions hereof, each of the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required from time to time to carry out the provisions hereof and consummate the Merger and the other Transactions.

ARTICLE VIII

CONDITIONS TO THE SHARE EXCHANGE

8.1   Conditions Precedent to Closing.  The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)   Each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement;

(b)  The Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c)   The Board of Directors of the Company shall unanimously approve and deliver to Davisson & Associates, PA (the "Escrow Agent") in escrow, resolutions with respect to: (i) approving the Share Exchange and the other actions set forth herein; (ii) increasing or directing the size of the Company’s Board of Directors (the “Board”) to be a number of members as determined by OELC; (iii) electing individuals selected by OELC to the Board, (iv) the current members of the Board tendering their resignations as officers and directors of ALAS  to be effective as of the later of the Closing Date or within 10 days of filing Form 14-F; (iv) an amendment to the Company’s Certificate of Incorporation  changing its name to “Excellux, Inc.”;

(d)   The Company shall prepare and deliver to OELC for review, a Form 8-K filing as required to be filed with the Securities and Exchange Commission in connection with the execution of this Agreement;

(e)   The Company shall take such actions as are required such that at Closing there shall be a total of 45,000,000 shares of Common Stock issued after giving effect to the acquisition of the OELCs Shareholders and their designees of 33,000,000 shares of the Common Stock as set forth on OELC Disclosure Schedule 1.1.

(f)   The Company shall prepare and deliver to OELC for review, a Schedule 14-F filing to be filed with the Commission on the Closing date;

(g)   The Company shall deliver letters of resignation of its current officers and directors to be effective ten (10) days following the filing of the Schedule 14-F;

(h)   The Company shall have delivered deliver to the Escrow Agent a total of 33,000,000 shares of Common Stock of the Company for delivery to the OELCs shareholders and their designees;

(i)   The Company shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby, including a Schedule 14C Information Statement or 14A Proxy Statement as to the amendment to the Articles of Amendment to Certificate of Incorporation (the “Articles of Amendment”) as required to effectuate the terms and conditions of this Agreement and clear comments with the SEC as to same as may be required; and

8.2   Conditions to Obligations of the Shareholders.  The obligations of the Shareholders shall be subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)   The Company shall have received all of the regulatory, stockholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)   The Company shall have complied with Rule 14f-1 of the Exchange Act, if required; and

(c)   To the extent that the liabilities of the Company exceed $1,000 as of the Closing, the Company shall have satisfied and paid such excess liabilities in full.

(d)   The representations of the Company contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

8.3   Conditions to Obligations of the Company.  The obligations of the Company shall be subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)   OELC shall have received all of the regulatory, Member and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)   The OELC Members shall have delivered to the Company’s Escrow Agent, certificates representing the Exchangeable Membership Interests and any other duly executed instruments of transfer as shall be required to transfer the OELC Membership Interests to the Company;

(c) OELC shall have delivered PCAOB financial audits for inclusion it the Company’s Form 8-K to be filed following Closing; and

(d)   The representations of OELC and the OELC Members contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. OELC and the OELC Members, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated and the Share Exchange and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Transactions, as follows:

(a)           by mutual written consent duly authorized by the boards of directors of each of OELC and the Company;

(b)           by the Company:

(i)           to the extent that the Effective Time shall not have occurred on or before January 31, 2014; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company if Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(ii)           if the Company reasonably concludes that material information regarding OELC and/or its Subsidiaries that it determines to include in the 8-K has been unreasonably withheld by the OELC and/or its Subsidiaries;

(iii)           if OELC unreasonably withholds its approval as to the accuracy and completeness of the Form 8-K;

(iv)           if the OELC’s independent auditors resign at any time after having been engaged citing a disagreement with management of OELC or any of its officers and/or directors as the reason therefor;

(v)           upon a material breach of any representation, warranty, covenant or agreement on the part of OELC set forth in this Agreement, or if any representation or warranty of OELC shall have become materially untrue, in either case such that the conditions set forth in Section 8.3 would not be satisfied (a “Terminating OELC Breach”); provided, however, that (A) if such Terminating OELC Breach is curable by OELC through the exercise of its best efforts and for so long as OELC continues to exercise such best efforts, and (B) if such Terminating OELC Breach is the direct or indirect result of obligations arising under or are otherwise reasonably contemplated by any other provision of this Agreement, Company may not terminate this Agreement under this Section 9.1(b)(v); or

(c)           by OELC:

(i)           if the Company Members shall have failed to duly approve this Agreement within a reasonable period following good faith compliance by the Company  Stockholder with all of their obligations under this Agreement;

(ii)           upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of Company shall have become materially untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by Company through best efforts and for so long as Company continues to exercise such best efforts, and (B) if such Terminating Company Breach is the direct or indirect result of obligations arising under or are otherwise reasonably contemplated by any other provision of this Agreement, OELC may not terminate this Agreement under this Section 9.1(c)(ii).

9.2           Amendment.  This Agreement may be amended by the Company and OELC by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date;  provided, however, that, (i) any such amendment is in writing signed by each of the Parties,  and (ii) after approval of the matters presented in connection with the Share Exchange Agreement by the OELC Members, no amendment shall be made which by Law requires further approval by the OELC Members without such further approval, including without limitation any amendment which would reduce the amount or change the type of consideration into which each Member Interest of OELC shall be exchanged upon consummation of the Share Exchange.

9.3           Waiver.  At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

ARTICLE X

GENERAL PROVISIONS

10.1           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, USPS, or DHL as established by the sender by evidence obtained from such courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

Attention:

If to OELC LLC
Hal Hansen
4855 Ward Road, Suite 300
Wheat Ridge, CO 80033

If to the Company:

  Alas Aviation Corp.
Frank Dreschler
28562 Oso Parkway, Unit D
Rancho Santa Margarita, CA 92688

With a copy to:

Davisson & Associates, PA
Peder K. Davisson
4124 Quebec Avenue North, Suite 306
Minneapolis, MN  55427

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2           Certain Definitions.  For purposes of this Agreement, the following terms, in their capitalized forms, shall have the correspondingly ascribed meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such specified Person.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Citibank N.A. plus 2% per annum.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Beneficial Owner” with respect to any shares means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates or any Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder.

“Benefit Plan” means any “employee benefit plan” as defined in 3(3) of ERISA, including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than Saturday, Sunday or other day on which banks located in New York City are required or authorized by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

“Contaminant” means, in relation to any Software, any virus or other intentionally created, undocumented contaminant.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Control” (including the terms “Controlled By” and “Under Common Control  With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyrights” means registered and unregistered copyrights in both published and unpublished works.

“Damages” means all Proceedings, demands, claims, assessments, losses, damages, costs, expenses, Liabilities, obligations, injunctions, judgments, Orders, decrees, rulings, awards, fines, sanctions, penalties, charges, Taxes and amounts paid in settlement, including, without limitation, (i) interest on cash disbursements in respect of any of the foregoing at the Applicable Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the relevant Person.

“Disabling Codes” means, with respect to any Software, any disabling codes or related instructions.

“Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Action” means any Proceeding brought or threatened under any Environmental Law or otherwise asserting the incurrence of Environmental Liabilities.

“Environmental Clean-Up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Proceeding related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Authority relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; RCRA; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

“Environmental Liabilities” means, with respect to any party, Liabilities arising out of (A) the ownership or operation of the business of such party or any of its Subsidiaries, or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by such party or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Authority under Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FINRA” mean the Financial Industry Regulatory Authority.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Intellectual Property” means: (i) Proprietary Information; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) Software; and (v) Intellectual Property Rights, including all Patents, Copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or may pertain to, any Intellectual Property in any country of the world.

“Knowledge” of a given party (or any similar phrase) means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of such party and each of its Subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liability” or “Liabilities” means any liability, Indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

“Liens” means any liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.

“Marks” means trademarks, service marks and other proprietary indicia (whether or not registered).

“Material Adverse Effect” means, with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of such Person, (b) impairs the ability of such Person to perform its obligations under this Agreement, or (c) delays the consummation of theShare Exchange.

“Operative Agreements” means, collectively, this Agreement, the Voting Agreement and the Affiliate Agreements.

“Order” means any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict, or other decision entered, issued or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“OTCBB” means the Over-The-Counter Bulletin Board, operated by NASDAQ.

“Patents” means letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCBs” means polychlorinated biphenyls.

“Permitted Liens” means, with respect to any party, (i) Liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business with respect to which payment is not due and that do not impair the conduct of such party’s or any of its Subsidiaries’ business in any material respect or the present or proposed use of the affected property and (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, Governmental Authority, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity or body.

“Proceeding” or “Proceedings” means any actions, suits, claims, hearings, arbitrations, mediations, Proceedings (public or private) or governmental investigations that have been brought by any governmental authority or any other Person.

“Proprietary Information” means, collectively, inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

 “OELC ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Software” means, collectively, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

“Systems” means, in relation to any Person, any of the hardware, software, databases or embedded control systems thereof.

“Tax” or “Taxes” means any means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading.

“$” means United States dollars.

10.3           Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

10.4           Survival.  The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Articles I, II, VII and this Article X, in each case as they relate to any post-Closing matters, and including without limitation any provisions for the benefit of third parties, shall survive the Effective Time.

10.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.6           Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective executors, heirs, personal representatives successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II, and Sections 1.1, 1.3, 7.9, which are intended to benefit and be enforceable by third parties as specifically set forth therein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

10.7           Fees and Expenses.  All fees and expenses incurred in connection with the Share Exchange, the other Transactions, and this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Share Exchange is consummated; provided, however, that:

(a)           As and when requested by Company, OELC shall pay the reasonable legal, accounting, independent auditing, and EDGARization service fees and expenses of the Company in connection with the preparation and filing of any and all required reports to be filed under the Exchange Act from and after the date of this Agreement through the earlier of (i) four (4) Business Days following the Closing Date, or (ii) the time at which this Agreement shall have been terminated, if at all, in accordance with Article IX hereof; provided, however, that any amounts owed as of Closing hereunder shall be paid directly to the vendors of the Company as directed by Company no later than Closing;

(b)           Company shall be free at all times to select the professional service firms that it utilizes in respect of 10.7 (a) and (b) above in its exclusive discretion, and, without limiting the foregoing, it is acknowledged that Company is utilizing the services of Davisson & Associates, PA as legal counsel for certain aspects of the legal work involved in this process (at a rate of $400/hr.) and may use other law firms for other aspects (at rates that may be comparable or higher).

10.8           Incorporation of Schedules.  The Company Disclosure Schedule and the OELC Disclosure Schedule referred to herein and signed for identification by the Parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.9           Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.10           Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Minnesota, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

10.11           Consent to Jurisdiction; Waiver of Jury Trial.  Each Party irrevocably submits to the exclusive jurisdiction of (a) Minneapolis, Minnesota, and (b) the United States District Court for the District of Minnesota, for the purposes of any Proceeding arising out of this Agreement or any of the Transactions.  Each Party agrees to commence any such Proceeding either in the United States District Court for the  District of Minnesota or if such Proceeding may not be brought in such court for jurisdictional reasons, in the District Court sitting in Hennepin County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Proceeding in Minnesota with respect to any matters to which it has submitted to jurisdiction in this Section 10.11.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any of the Transactions in (i) the United States District Court for the District of Minnesota, or (ii) the District Court sitting in Hennepin County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or PDF via e-mail) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14           Entire Agreement.  This Agreement, the Company Disclosure Schedule, the OELC Disclosure Schedule and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.  Except as otherwise provided herein, no addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by the respective officers thereunto duly authorized, in each case as of the date first written above.

 OELC LLC

By:    /s/ Harold Hansen
       Harold Hansen, Managing Member

ALAS AVIATION CORP.

By:   /s/ Frank Dreschler
      Frank Dreschler, CEO

OELCLLC
MEMBER SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT
By and among
ALAS Aviation Corp.
OELC LLC
and
the Members of OELC LLC

The undersigned Members hereby execute and deliver the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

 ___________________________________
Signature
Print Name:_________________________

SCHEDULES

Schedule A	OELC Disclosure Schedule
List of OELC Members and Designees	Section 1.1
Organization and Qualification; Subsidiaries	Section 4.1
Conflict; Required Filings and Consents	Section 4.5
Permits; Compliance	Section 4.6
Financial Statements	Section 4.7
Taxes	Section 4.10
Inventory	Section 4.13
Product Warranty	Section 4.14
Real Property	Section 4.16
Material Contracts	Section 4.17
Litigation	Section 4.18
Environmental	Section 4.20
Related Party Transactions	Section 4.21
Insurance	Section 4.22
Absence of Certain Changes or Events	Section 4.23
Conduct of Business by the Company Pending the Share Exchange	Section 6.1

Schedule B	Company Disclosure Schedule
Capitalization	Section 5.4
No Conflict; Required Filings and Consents	Section 5.6
Taxes	Section 5.8
Absence of Certain Changes or Events	Section 5.12
Conduct of Business by Company Pending the Share Exchange